     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997
                                                      REGISTRATION NO. 333-17065
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 8

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                AMERIPATH, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           8099                          65-0642485
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                             ---------------------
                                  JAMES C. NEW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AMERIPATH, INC.
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

          DANIEL H. ARONSON, ESQ.                        JOHN J. HUBER, ESQ.
       GREENBERG, TRAURIG, HOFFMAN,                       LATHAM & WATKINS
       LIPOFF, ROSEN & QUENTEL, P.A.                  1001 PENNSYLVANIA AVENUE
   515 E. LAS OLAS BOULEVARD, SUITE 1500                     SUITE 1300
      FORT LAUDERDALE, FLORIDA 33301                    WASHINGTON, DC 20004
              (954) 765-0500                               (202) 637-2200

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee.........  $   27,809
NASD filing fee.............................................      10,482
Nasdaq National Market listing fee..........................      50,000
Printing expenses...........................................     350,000
Accounting fees and expenses................................   1,200,000
Legal fees and expenses.....................................     600,000
Healthcare regulatory consulting fees and expenses..........     200,000
Fees and expenses (including legal fees) for qualifications
  under state securities laws...............................      22,500
Registrar and Transfer Agent's fees and expenses............       3,500
Miscellaneous...............................................      35,709
                                                              ----------
     Total..................................................  $2,500,000
                                                              ==========

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being sold by the Selling Stockholders hereunder, with the exception of underwriting discounts and commissions.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 145 of the Delaware General Corporations Law to indemnify its directors and officers to the extent provided in such statute. The Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to this Registration Statement, provides that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

     The Company intends to obtain prior to the closing of this offering directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to the 1994 Acquisition: (i) Summit and Schroder purchased 3,084,730 and 123,389 shares, respectively, of the Convertible Preferred Stock for $5,288,250 million and $211,750 million, respectively; and (ii) ALA issued 475,200 shares of common stock to each of Drs. Demaray, Poulos and Kowalczyk, the owners of PDK, for an aggregate purchase price of $1.0 million.

     In April 1996, the remaining obligations under the ALA Contingent Notes were canceled in exchange for an aggregate of 194,400 shares of Common Stock (64,800 shares to each of Drs. Demaray, Poulos and Kowalczyk).

     In connection with the Share Exchange and formation of AmPath in February 1996, each of Summit, Schroder and Dr. Demaray, Poulos and Kowalczyk exchanged their respective holdings of Convertible Preferred Stock and Common Stock of ALA for the same number and type of debt and equity securities of the Company. No additional consideration was paid in connection with these transactions. Also in February 1996, Summit and Schroder converted 115,388 and 4,616 shares, respectively, of the Convertible Preferred Stock to 207,698 and 8,309 shares, respectively, of Common Stock.

     In connection with the establishment of the Credit Facility and amendments thereto and the payment of related commitment fees, the Company issued (i) to FSC Corp., an affiliate of The First National Bank of Boston, 14,999 shares, 22,500 shares and 20,000 shares of Common Stock on June 26, 1996, August 29, 1996 and November 4, 1996, respectively, and (ii) to Atlantic Equity Corporation, an affiliate of NationsBank, 14,999 shares and 13,500 shares of Common Stock on June 26, 1996 and August 29, 1996, respectively.

     Summit and Schroder will convert their shares of Convertible Preferred Stock into an aggregate of 5,558,607 shares of Common Stock prior to consummation of this offering. The Company has reserved 5,558,607 shares of Common Stock for the conversion of the Convertible Preferred Stock.

     Effective June 30, 1996, the Company consummated the acquisition of Derrick and in connection therewith issued an aggregate of 1,080,009 shares of Common Stock to the 19 shareholders of Derrick. On October 13, 1996, the Company consummated the acquisition of Seidenstein and in connection therewith issued an aggregate of 136,501 shares of Common Stock to the three shareholders of Seidenstein. On September 30, 1996, the Company consummated the acquisition of Richfield Labs and in connection therewith issued an aggregate of 275,999 shares of Common Stock to the two shareholders of Richfield Labs. On October 15, 1996, the Company consummated the acquisition of CPI and in connection therewith issued an aggregate of 172,800 shares of Common Stock to the shareholder of CPI. On September 30, 1996, the Company consummated the acquisition of Volusia and in connection therewith issued an aggregate of 11,999 shares of Common Stock to one of the eight shareholders of Volusia. On November 4, 1996, the Company consummated the acquisition of Gulf Coast and in connection therewith issued an aggregate of 360,000 shares of Common Stock to the two shareholders of Gulf Coast. On November 19, 1996, the Company entered into 21 separate agreements with respect to the issuance of shares of Common Stock in exchange for the surrender of contingent rights to receive Common Stock in the future. In connection with such agreements, the following shares were issued: 79,999 to Les
B. Rosen, M.D.; 40,000 to Kip Amazon, M.D.; 103,500 to each of Robert E. Jones, Jr., M.D. and James E. Elder, M.D.; 140,076 to David R. Barron, M.D.; 39,924 to Ruth S. Kleier, M.D.; 90,000 to Beno Michel, M.D.; 22,545 to each of James Arocho, M.D., Jane Chen, M.D., William Douglas, M.D., Thomas Greer, M.D., Steven Popok, M.D., James Roberts, M.D. and Lori Shehi, M.D.; 90,000 to Clay J. Cockerell, M.D.; 107,399 to James E. Dunnington, M.D.; 113,740 to each of Lawrence Seidenstein, M.D., Steven E. Levine, M.D. and David M. Reardon, M.D.; and 270,000 to each of George C. Kalemeris, M.D. and Richard Fernandez, M.D.

     Each of the above issuances of shares of Common Stock was exempt from registration under the Securities Act pursuant to an exception provided by
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:


EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  1.1   --   Form of Underwriting Agreement**
  3.1   --   AmeriPath's Amended and Restated Certificate of
             Incorporation**
  3.2   --   AmeriPath's Amended and Restated Bylaws**

       5.1   --         Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common
                        Stock being registered
      10.1   --         Amended and Restated 1996 Stock Option Plan**
      10.2   --         Employment Agreement, dated as of October 24, 1995, between AmeriPath and James C. New**
      10.3   --         Employment Agreement, dated as of August 2, 1993, as amended, between ALA and Robert P. Wynn.**
      10.4   --         Employment Agreement, dated as of January 1, 1994, between AmeriPath and Michael J. Demaray, M.D.**
      10.5   --         Employment Agreement, dated June 30, 1996, between AmeriPath and Alan Levin, M.D.**
      10.6   --         Employment Agreement, dated as of September 30, 1996, between AmeriPath Florida and Alan Levin, M.D., as amended**
      10.7   --         Employment Agreement, dated as of June 30, 1996, between AmeriPath Florida and Timothy Kilpatrick,
                        M.D.**
      10.8   --         Credit Agreement, dated as of May 29, 1996, among AmeriPath, Inc., the subsidiaries of AmeriPath, Inc.
                        from time to time party thereto, the lenders from time to time party thereto and The First National Bank of Boston**
      10.9   --         Amendment No. 1 to Credit Agreement, dated as of August 30, 1996, between AmeriPath, Inc., its
                        Subsidiaries and The First National Bank of Boston**
      10.10  --         Amendment No. 2 to Credit Agreement, dated as of November 4, 1996, between AmeriPath, Inc., its
                        Subsidiaries and The First National Bank of Boston**
      10.11  --         Lease dated as of April 8, 1988 by and between MLS Properties, Inc. and E.G. Poulos, M.D., M.J. Demaray,
                        M.D. & A.P. Kowalczyk, M.D., P.A., doing business as American Laboratory Associates**
      10.12  --         Stock Purchase Agreement, dated as of May 23, 1996, among AmeriPath, Inc., Derrick & Associates and the shareholders of Derrick & Associates**
      10.13  --         Stock Purchase Agreement, dated as of September 30, 1996, by and among AmeriPath, Inc., David R. Barron,
                        M.D., Inc., Ruth S. Kleier, M.D. and David R. Barron, M.D.**
      10.14  --         Stock Purchase Agreement, dated as of October 31, 1996 among AmeriPath, Inc., Gulf Coast Pathology
                        Associates, Inc., Richard Fernandez, M.D., and George Kalemeris, M.D.**
      10.15  --         Form of Stock Rights Surrender & Restricted Stock Grant Agreement**
      10.16  --         1996 Director Stock Option Plan**
      10.17  --         American Laboratory Associates, Inc. Series A Preferred Stock, Common Stock and Junior Subordinated Note
                        Purchase Agreement, dated as of January 1, 1994**
      10.18  --         Letter Agreement, dated September 18, 1996, between Acquisition Management Services, Inc. and AmeriPath,
                        Inc.**
      10.19  --         AmeriPath Management Agreement by and between AmeriPath Cincinnati, Inc. and AmeriPath Ohio, Inc., dated
                        September 30, 1996**
      10.20  --         Management Agreement by and between Beno Michel, M.D., Inc. and AmeriPath, Inc., dated October 15,
                        1996**
      10.21  --         Management Agreement by and between Clay J. Cockerell, M.D., P.A. and AmeriPath Texas, Inc., dated
                        September 30, 1996, as amended January 16, 1997**
      10.22  --         Agreement for Professional Pathology Services between SmithKline Beecham Clinical Laboratories, Inc. and
                        Derrick and Associates Pathology, P.A., dated April 1, 1992**

      10.23  --         Agreement for Medical Directorship between SmithKline Beecham Clinical Laboratories, Inc. and Derrick
                        and Associates Pathology, P.A., dated April 1, 1992**
      10.24  --         Agreement for Professional Pathology Services between SmithKline Beecham Clinical Laboratories, Inc. and
                        AmeriPath Florida, Inc., dated November 1, 1996**
      10.25  --         Share Exchange Agreement, dated as of February 15, 1996, by and among American Laboratory Associates,
                        Inc., AmeriPath, Inc. and the holders of common and convertible preferred stock of American Laboratory
                        Associates, Inc.**
      10.26  --         Trust Agreement, dated as of October 15, 1996, between AmeriPath, Inc. and Beno Michel, as trustee**
      10.27  --         Trust Agreement, dated as of September 30, 1996, between AmeriPath, Inc. and David R. Barron, M.D. as trustee**
      10.28  --         Form of Nonqualified Stock Option Agreement**
      10.29  --         Stock Purchase Agreement, dated as of October 15, 1996, by and among AmeriPath, Inc., Beno Michel, M.D.,
                        Inc. and Beno Michel, M.D.**
      10.30  --         Stock Purchase Agreement, dated as of October 10, 1996, by and among AmeriPath, Inc., Drs. Seidenstein,
                        Levine and Associates, Inc., Seidenstein, Levine Real Estate Partnership, Lawrence Seidenstein, M.D.,
                        Steven E. Levine, M.D. and David M. Reardon, M.D.**
      10.31  --         Stock Issuance Agreement, dated as of June 26, 1996, among AmeriPath, Inc., The First National Bank of
                        Boston, FSC Corp., NationsBank, N.A. (South) and Atlantic Equity Corporation**
      10.32  --         Stock Issuance Agreement, dated as of August 29, 1996, among AmeriPath, Inc., The First National Bank of
                        Boston, FSC Corp., NationsBank, N.A. (South) and Atlantic Equity Corporation**
      10.33  --         Stock Issuance Agreement, dated as of November 4, 1996, among AmeriPath, Inc., The First National Bank of Boston and FSC Corp.**
      21.1   --         Subsidiaries of AmeriPath**
      23.1   --         Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)
      23.2   --         Consent and Report on Schedules of Deloitte & Touche LLP**
      23.3   --         Consent of Deloitte & Touche LLP (Fort Lauderdale, Florida)**
      23.4   --         Consent of Deloitte & Touche LLP (Orlando, Florida)**
      23.5   --         Consent of Deloitte & Touche LLP (Cincinnati, Ohio)**
      23.6   --         Consent of Deloitte & Touche LLP (Dallas, Texas)**
      23.7   --         Consent of Jenkens & Gilchrist a professional corporation**
      23.8   --         Consent of Bricker & Eckler**
      23.9   --         Consent of Wyatt, Tarrant & Combs**
      24.1   --         Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein**


---------------
** Previously filed.

     (b) Financial Statement Schedules:

          The following supplemental schedules can be found on the indicated pages of this Registration Statement.

                            ITEM                              PAGE
                            ----                              ----
Schedule II -- Valuation and Qualifying Accounts............  S-1

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule e and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riviera Beach, State of Florida, on April 3, 1997.


                                          AMERIPATH, INC.

                                          By:        /s/ JAMES C. NEW
                                            ------------------------------------
                                                        James C. New
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                       SIGNATURE                                    TITLE                  DATE
                       ---------                                    -----                  ----

                    /s/ JAMES C. NEW                      President, Chief               April 3, 1997
--------------------------------------------------------    Executive Officer and
                      James C. New                          Director (principal
                                                            executive officer)

                           *                              Chief Operating Officer        April 3, 1997
--------------------------------------------------------    and Director
                    Alan Levin, M.D.

                   /s/ ROBERT P. WYNN                     Executive Vice President       April 3, 1997
--------------------------------------------------------    and Chief Financial
                     Robert P. Wynn                         Officer (principal
                                                            financial officer and
                                                            principal accounting
                                                            officer)

                           *                              Executive Vice President,      April 3, 1997
--------------------------------------------------------    Medical Director and
                Michael J. Demaray, M.D.                    Director

                           *                              Chairman of the Board and      April 3, 1997
--------------------------------------------------------    Director
                   Thomas S. Roberts

                           *                              Director                       April 3, 1997
--------------------------------------------------------
                Timothy Kilpatrick, M.D.

                           *                              Director                       April 3, 1997
--------------------------------------------------------
                   E. Roe Stamps, IV

                 *By: /s/ JAMES C. NEW
   --------------------------------------------------
                      James C. New
                    Attorney-in-fact